As filed with the Securities and Exchange Commission on June 5, 2020

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VERIZON COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	23-2259884
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1095 Avenue of the Americas, New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

VERIZON SAVINGS AND SECURITY PLAN FOR NEW YORK AND NEW ENGLAND ASSOCIATES

(Full title of the plan)

William L. Horton, Jr.

Senior Vice President, Deputy General Counsel and Corporate Secretary

Verizon Communications Inc.

1095 Avenue of the Americas

New York, New York 10036

(Name and address of agent for service)

(212) 395-1000

(Telephone number, including area code, of agent for service)

Copy to:

Audrey E. Prashker, Esq.

Vice President and General Counsel – Capital Markets

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

(908) 559-5430

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.10 per share	20,000,000	$56.00	$1,120,000,000	$145,376

(1)

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the Verizon Savings and Security Plan for New York and New England Associates (the “Plan”). Pursuant to Rule 457(h)(2), no separate registration fee is required with respect to the interests in the Plan. This registration statement also relates to an indeterminate number of shares of Verizon Communications Inc., a Delaware corporation (“Verizon”), common stock, par value $0.10 per share (the “Common Stock”), that may be issued as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)

Estimated pursuant to paragraph (c) of Rule 457 solely for the purpose of calculating the registration fee, based upon the average of the reported high and low sales prices for a share of Common Stock on June 2, 2020, as reported on the New York Stock Exchange.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, as filed by Verizon with the Securities and Exchange Commission (the “Commission”) (File No. 001-08606), are incorporated by reference in this registration statement and made a part hereof:

(a)	Verizon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

(b)	Verizon’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020;

(c)	Verizon’s Current Reports on Form 8-K filed on February 5, 2020, February 6, 2020, February 24, 2020, March 13, 2020 and March 17, 2020, April 24, 2020, May 12, 2020 and May 15, 2020; and

(d)

the description of the Common Stock contained in the registration statement on Form 8-A filed on March 12, 2010, under Section 12(b) of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating that description.

The Annual Report on Form 11-K for the year ended December 2018, for the Verizon Savings and Security Plan for New York and New England Associates also is incorporated by reference in this registration statement and made a part hereof.

All documents filed by Verizon and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, after the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

The validity of the shares of Common Stock to be issued in connection with this registration statement will be passed upon for Verizon by William L. Horton, Jr., its Senior Vice President, Deputy General Counsel and Corporate Secretary. As of June 1, 2020, Mr. Horton beneficially owned, or had the right to acquire, an aggregate of less than 0.001% of the shares of Common Stock.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation to indemnify any of its directors or officers who was or is a party or is threatened to be made a party to any third-party action, suit or proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorney’s fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

In addition, Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Article 7 of Verizon’s restated certificate of incorporation makes mandatory the indemnification expressly authorized under Section 145 of the DGCL, except that the restated certificate of incorporation only provides for indemnification in derivative actions, suits or proceedings initiated by a director or officer if the initiation of such action, suit or proceeding was authorized by the board of directors.

The restated certificate of incorporation of Verizon provides that, consistent with Section 145(e) of the DGCL, expenses incurred by an officer, director or other designated authorized representative of the corporation in defending any such action, suit or proceeding shall be paid by the corporation, provided that, if required by the DGCL, such expenses shall be advanced only upon delivery to the corporation of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. Expenses incurred by other employees or agents of the corporation may be advanced upon such terms and conditions as the board of directors deems appropriate.

The restated certificate of incorporation of Verizon limits the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

The directors and officers of Verizon are insured against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by Verizon.

Verizon may also enter into indemnification agreements with underwriters providing that underwriters have to indemnify and hold harmless Verizon, each of its directors, each officer who signed the registration statement and any person who controls it within the meaning of the Securities Act, from and against certain civil liabilities, including liabilities under the Securities Act.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit No.	Description

4.1*	Verizon Savings and Security Plan for New York and New England Associates, as Amended and Restated

4.2*	First Amendment to the Verizon Savings and Security Plan for New York and New England Associates

4.3*	Second Amendment to the Verizon Savings and Security Plan for New York and New England Associates

4.4*	Third Amendment to the Verizon Savings and Security Plan for New York and New England Associates

4.5*	Fourth Amendment to the Verizon Savings and Security Plan for New York and New England Associates

4.6*	Fifth Amendment to the Verizon Savings and Security Plan for New York and New England Associates

4.7*	Verizon Employee Benefits Committee Resolutions Amending the Verizon Savings and Security Plan for New York and New England Associates as of January 31, 2020

5*	Opinion of William L. Horton, Jr., Esq., Senior Vice President, Deputy General Counsel and Corporate Secretary of Verizon Communications Inc.

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Mitchell & Titus, LLP

23.3*	Consent of William L. Horton, Jr., Esq. (included in Exhibit 5)

24*	Powers of Attorney

*	Filed herewith.

In accordance with the requirements of Item 8(b) of Part II of Form S-8, the registrant will submit or has submitted the Plan, and any amendments thereto, to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

ITEM 9.	UNDERTAKINGS

(a)   The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York on June 5, 2020.

VERIZON COMMUNICATIONS INC.

By:	/s/ Scott Krohn
Scott Krohn
Senior Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

*	Chairman and Chief Executive Officer (principal executive officer)	June 5, 2020

Hans E. Vestberg

*	Director	June 5, 2020

Shellye L. Archambeau

*	Director	June 5, 2020

Mark T. Bertolini

*	Director	June 5, 2020

Vittorio Colao

*	Director	June 5, 2020

Melanie L. Healey

*	Director	June 5, 2020

Clarence Otis, Jr.

*	Director	June 5, 2020

Daniel H. Schulman

*	Director	June 5, 2020

Rodney E. Slater

*	Director	June 5, 2020

Gregory G. Weaver

*	Executive Vice President and Chief Financial Officer (principal financial officer)	June 5, 2020

Matthew D. Ellis

*	Senior Vice President and Controller (principal accounting officer)	June 5, 2020

Anthony T. Skiadas

* By:	/s/ Scott Krohn
Scott Krohn
(as attorney-in-fact)

THE PLAN. Pursuant to the requirements of the Securities Act of 1933, the Verizon Employee Benefits Committee has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York on June 5, 2020.

VERIZON SAVINGS AND SECURITY PLAN FOR NEW YORK AND NEW ENGLAND ASSOCIATES

By:	Verizon Employee Benefits Committee

By:	/s/ Christine Pambianchi

Christine Pambianchi
Chairwoman